Exhibit 10.3

VOTING AND SUPPORT AGREEMENT

AMONG

RESHAPE LIFESCIENCES INC.

AND

CERTAIN STOCKHOLDERS OF VYOME THERAPEUTICS, INC.

DATED AS OF

[•], 2024

VOTING AND SUPPORT AGREEMENT dated as of [•], 2024 (this “Agreement”), among ReShape Lifesciences Inc., a Delaware corporation (“ReShape”), and each of the individuals and entities listed on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

INTRODUCTION

WHEREAS, each Stockholder is, as of the date hereof, the record and beneficial owner (for purposes of this Agreement, “beneficial owner” (including “beneficially own” and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “1934 Act”)) of the number of shares of Vyome Common Stock and/or Vyome Preferred Stock (the “Vyome Shares”), as set forth opposite the name of such Stockholder on Schedule I hereto;

WHEREAS, ReShape, Vyome Therapeutics, Inc., a Delaware corporation (“Vyome”), and Raider Lifesciences Inc., a Delaware corporation and a wholly owned subsidiary of ReShape (“Merger Sub”) have entered into that certain Agreement and Plan of Merger, dated as of [•], 2024 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement), which provides, among other things, for the merger of Merger Sub with and into Vyome, with Vyome surviving as a wholly owned subsidiary of ReShape upon the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to the terms of the Merger Agreement, ReShape has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement with respect to the Subject Shares (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

SECTION 1.01Voting Agreement. During the Agreement Period (as defined below), each Stockholder hereby agrees that, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Vyome Shares, however called (each, a “Vyome Stockholders’ Meeting”), and in connection with any written consent of the holders of the Vyome Shares, such Stockholder shall cause all of such Stockholder’s Subject Shares to be counted as present thereat for purposes of calculating a quorum and vote (or cause to be voted) or, if applicable, deliver (or caused to be delivered) a written consent with respect to all of such Stockholder’s Subject Shares, in each case, to the fullest extent that such Subject Shares are entitled to be voted at the time of any vote or action by written consent:

(i)in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and without any limitation to the foregoing, the approval of any proposal to adjourn or postpone the Vyome Stockholders’ Meeting to a later date if there are not sufficient votes for approval of the items in this subsection (i) on the date on which the Vyome Stockholders’ Meeting is held; and

(ii)against (A) any Acquisition Proposal with respect to Vyome or any acquisition agreement related to such Acquisition Proposal; (B) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement or of Vyome under the Merger Agreement; (C) each of the following actions (other than the transactions contemplated by the Merger Agreement): (I) any merger, consolidation or other business combination involving Vyome or any of its Subsidiaries, (II) any sale, lease, license or other transfer of a material amount of the assets of Vyome or any of its Subsidiaries, taken as a whole and (III) any reorganization, recapitalization, dissolution, liquidation or winding up of Vyome or any of its Subsidiaries; and (D) any corporate action the consummation of which would reasonably be expected to frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the Merger Agreement.

(b)Each Stockholder shall retain at all times the right to vote or exercise such Stockholder’s right to consent with respect to such Stockholder’s Subject Shares. Without limiting the foregoing, each Stockholder hereby agrees that such Stockholder shall not deposit any of such Stockholder’s Subject Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of such Stockholder under this Agreement with respect to any of such Stockholder’s Subject Shares.

SECTION 1.02Grant of Proxy. At all times during the Agreement Period, each Stockholder hereby grants to ReShape (and any designee of ReShape) a proxy (and appoints ReShape or any such designee of ReShape as its attorney-in-fact) to appear, cause to be counted, vote, and to exercise all voting and consent rights of each Stockholder with respect to, each Stockholder’s Subject Shares (including, without limitation, the power to execute and deliver written consents) in accordance with, and solely with respect to, Section 1.01 at any meeting of shareholders of Vyome (whether annual, special or otherwise and whether or not an adjourned or postponed meeting) at which any of the transactions, actions or proposals contemplated by Section 1.01 are or will be considered and in every written consent in lieu of such meeting. The foregoing proxy is limited solely to the voting of each Stockholder’s Subject Shares or taking other actions with respect thereto solely in order to cause each Stockholder to perform the covenants set forth in Section 1.01 if and to the extent that such Stockholder otherwise fails to do so. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of any Stockholder, as applicable) during the Agreement Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.01. Each Stockholder authorizes ReShape to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of ReShape. Each Stockholder hereby affirms that the proxy set forth in this Section 1.02 is given in connection with and granted in consideration of ReShape entering into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholders under Section 1.01. The proxy set forth in this Section 1.02 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.01.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

SECTION 2.01Representations and Warranties of Stockholder. Each Stockholder, severally but not jointly as to any other Stockholder, represents and warrants to ReShape as follows:

(a)Organization. If such Stockholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b)Authorization. If such Stockholder is not an individual, it has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery hereof by ReShape, constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. If such Stockholder is a married individual, and any of the Subject Shares of such Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by such Stockholder’s spouse (including pursuant to Section 3.07) and, assuming the due authorization, execution and delivery hereof by ReShape, is enforceable against such Stockholder’s spouse in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

(c)No Conflict. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby, nor compliance by such Stockholder with any of the terms or provisions hereof, will (A) if such Stockholder is not an individual, conflict with or violate any provision of its articles of incorporation, bylaws or similar organizational documents, (B) contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (C) constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default, under any provision of any Contract binding on such Stockholder or (D) result in the creation or imposition of any Lien upon such Stockholder’s Subject Shares, except, in the case of clauses (B), (C) and (D), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement.

(i)Except for (A) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal or any foreign securities Laws and the rules and requirements of Nasdaq, and (B) actions or filings the failure of which to be made or obtained has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to perform its obligations under this Agreement, no consents or approvals of, or filings, declarations or registrations with, any Governmental Body or any other Person are necessary for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.

(d)Ownership of Subject Shares. Such Stockholder is, and (except with respect to any Subject Shares Transferred (as defined below) in accordance with Section 3.02) at all times during the Agreement Period will be, the record and beneficial owner of such Vyome Shares as set forth opposite the name of such Stockholder on Schedule I hereto (together with any Vyome Shares or other Vyome securities that may become subject to this Agreement as provided in Section 3.04, including pursuant to any exercise of any Vyome Options or Vyome Warrants, the “Subject Shares”) free and clear of any Liens (except any Lien arising under applicable securities Laws or arising hereunder) and with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto, except for any applicable restrictions on Transfer (as defined below) under the Securities Act. Except to the extent of any Subject Shares acquired after the date hereof (which shall become Subject Shares upon that acquisition), the Subject Shares set forth on Schedule I opposite the name of such Stockholder are the only Vyome Shares beneficially owned by such Stockholder on the date hereof.

(e)Absence of Litigation. With respect to such Stockholder, there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder or any of his, her or its properties, assets or Affiliates (including such Stockholder’s Subject Shares) that could reasonably be expected to materially impair the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)Reliance. Such Stockholder understands and acknowledges that ReShape entered into the Merger Agreement in anticipation of Stockholder’s execution and delivery of this Agreement and is relying upon such Stockholder’s performance of its obligations under this Agreement.

(g)Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Vyome, Merger Sub or ReShape or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

SECTION 2.02Representations and Warranties of ReShape. ReShape hereby represents and warrants to the Stockholders as follows:

(a)Organization. ReShape has been duly organized, is validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization.

(b)Authorization. ReShape has the requisite authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by ReShape, and assuming the due authorization, execution and delivery hereof by the Stockholders, constitutes a valid and binding obligation of ReShape, enforceable against ReShape in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

ARTICLE 3

CERTAIN COVENANTS

SECTION 3.01No Solicitation. During the Agreement Period, each Stockholder agrees that it, he or she will not, directly or indirectly, take any action or omit to take any action that Vyome is not permitted to take or omit to take pursuant to Sections 6.04(a) and 6.04(b) of the Merger Agreement, as applicable.

SECTION 3.02Transfer Restrictions. Except pursuant to the terms of this Agreement, including Section 3.02(b), during the Agreement Period, no Stockholder shall (nor permit any Person under such

Stockholder’s control to), without the prior written consent of ReShape, directly or indirectly, (i) sell (including short sell), assign, transfer, tender, pledge or otherwise dispose of (including by gift), whether voluntarily or by operation of Law any Subject Shares (any transaction described in this clause (i), a “Transfer”), or (ii) enter into any Contract with respect to the direct or indirect Transfer of any Subject Shares. Each Stockholder agrees to authorize Vyome to notify Vyome’s transfer agent that there is a stop transfer order with respect to all of such Stockholder’s Subject Shares and that this Agreement places limits on the voting and Transfer of such Subject Shares.

(a)Notwithstanding anything in Section 3.02(a) to the contrary, any Stockholder (i) who is an individual may Transfer Subject Shares (A) to any member of such Stockholder’s immediate family, (B) to a trust for the sole benefit of such Stockholder or any member of such Stockholder’s immediate family (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (C) to a charity, charitable trust, or other charitable organization under Section 501(c)(3) of the Code, (D) upon the death of such Stockholder or (E) to effect a cashless exercise for the primary purpose of paying the exercise price of Vyome Options or to cover Tax withholding obligations in connection with such exercise to the extent permitted by the instruments representing such Vyome Options and (ii) that is an entity may Transfer Subject Shares to any Subsidiary or Affiliate under common control with such Stockholder; provided that any such Transfer referred to in this Section 3.02(b) (other than in the case of clause (i)(E)) shall be permitted only if the applicable Transferee agrees in writing to be bound by the terms of this Agreement.

SECTION 3.03Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Vyome or ReShape of such Stockholder’s identity and holding of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for clarity, the disclosure of this Agreement) and any other information, in each case, that Vyome or ReShape reasonably determines is required to be disclosed by applicable Law in any press release, any schedules and documents filed by Vyome or ReShape with the SEC or any other disclosure document in connection with the transactions contemplated by the Merger Agreement.

SECTION 3.04Additional Subject Shares. In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional Vyome securities with voting rights, or any other voting interest with respect to Vyome, such securities and voting interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Subject Shares set forth on Schedule I opposite the name of such Stockholder will be deemed amended accordingly. Each Stockholder shall promptly notify ReShape of any such event; provided, however, that nothing in this Section 3.04 or elsewhere in this Agreement shall obligate any Stockholder to convert, exercise, or exchange any Vyome Option or Vyome Warrant in order to obtain any underlying Vyome Shares.

SECTION 3.05Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Vyome Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such Vyome Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Vyome Shares may be changed or exchanged.

SECTION 3.06Waiver of Actions. Each Stockholder hereby agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Vyome, Merger Sub, ReShape or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (B) alleging a breach of any fiduciary duty of the Vyome Board in connection with the Merger Agreement or the other transactions contemplated thereby.

SECTION 3.07Further Assurances. ReShape and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, in order to perform their respective obligations under this Agreement.

SECTION 3.08Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Stockholder, or a designee of such Stockholder, who is a director or officer of Vyome from acting in such capacity or fulfilling the obligations of such office, including by voting, in his capacity as a director of Vyome, in the Stockholder’s, or its designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a holder of the Subject Shares). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of Vyome.

ARTICLE 4

MISCELLANEOUS

SECTION 4.01Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the earlier of (the period from the date hereof through such earlier time being referred to as the “Agreement Period”): (a) the Effective Time; (b) the termination of this Agreement by written notice from ReShape to the Stockholders; and (c) the termination of the Merger Agreement in accordance with its terms; provided that (i) this Section 4.01, Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.13, Section 4.16 and Section 4.17 shall survive such termination, and (ii) upon termination of this Agreement, all obligations of the parties hereunder will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, further, that the termination of this Agreement shall not relieve any party from liability arising from fraud or any willful and intentional breach prior to such termination. For clarity, this Agreement shall not terminate upon an Vyome Adverse Recommendation Change (pursuant to Section 6.04 of the Merger Agreement) unless the Merger Agreement is terminated in accordance with its terms.

SECTION 4.02No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in ReShape any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and ReShape shall have no authority to direct any Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

SECTION 4.03Representations and Warranties. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Agreement Period.

SECTION 4.04Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such facsimile transmission is requested and received or, in the case of e-mail, with acknowledgment of receipt) and shall be given,

if to ReShape, to:

ReShape Lifesciences Inc.

[Address]

Attention: [•], Chief Executive Officer

Email: [•]

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP

33 South Sixth Street, Suite 3600

Minneapolis, MN 55402

Attention: Brett R. Hanson

Email: bhanson@foxrothschild.com

if to a Stockholder, to his, her or its address set forth on such Stockholder’s signature page hereto;

or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto pursuant to this Section 4.04. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

SECTION 4.05Amendment; Waiver. Any provision of this Agreement may be amended or waived during the Agreement Period if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

SECTION 4.06Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the transactions are consummated.

SECTION 4.07Binding Effect; Benefit; Assignment.

(a)The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

(b)No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

SECTION 4.08Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

SECTION 4.09Jurisdiction. Each of the parties hereto agrees that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.04 shall be deemed effective service of process on such party.

SECTION 4.10WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 4.11Counterparts. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 4.12Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with the Merger Agreement, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

SECTION 4.13Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 4.14Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 4.15No Third Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto (and their respective heirs, successors and permitted assigns) any rights, remedies, benefits, obligations, liabilities or claims hereunder.

SECTION 4.16No Presumption. Each of the parties hereto agrees that he, she or it has had the opportunity to review this Agreement with counsel of his, her or its own choosing and, therefore, waives the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 4.17Obligations; Stockholder Capacity. The obligations of each Stockholder under this Agreement are several and not joint, and no Stockholder shall have any liability or obligation under this Agreement for any breach hereunder by any other Stockholder. Each Stockholder is signing and entering this Agreement solely in his, her or its capacity as the beneficial owner of such Stockholder’s Subject Shares, and nothing herein shall limit or affect in any way any actions that may be hereafter taken by him, her or it in his, her or its capacity as an employee, officer or director of ReShape or any of its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

RESHAPE LIFESCIENCES INC.

By:
Name:
Title:	President and Chief Executive Officer

[Signature page to Voting and Support Agreement]

[NAME OF STOCKHOLDER]

Name:
Title:

Address:

Attention:
Email:

[Signature page to Voting and Support Agreement]

SCHEDULE I

SUBJECT SHARES

Stockholder Name	Subject Shares Beneficially Owned